Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 4, 2024

TO

INDENTURE DATED MAY 19, 2014

BY AND BETWEEN

FIRSTENERGY TRANSMISSION, LLC,

as Company,

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

CERTAIN SECTIONS OF THIS INDENTURE

RELATING TO SECTIONS 310 THROUGH 318(a), INCLUSIVE,

OF THE TRUST INDENTURE ACT OF 1939:

TRUST INDENTURE ACT SECTION	INDENTURE SECTION
310(a)(1)	909(a)
(a)(2)	909(b)
(a)(3)	914
(a)(4)	Not applicable
(a)(5)	908
(b)	908
311(a)	913
(b)	913
312(a)	1001
(b)	1003
(c)	1003
313(a)	1002
(b)	1004
(c)	1004
(d)	1004
314(a)	1005
(a)(4)	606
(b)	Not applicable
(c)(1)	102
(c)(2)	102
(c)(3)	Not applicable
(d)	Not applicable
(e)	102
315(a)	901
(b)	902
(c)	901
(d)	903(k)
(e)	814
316(a)	812
(a)(1)(A)	812
(a)(1)(B)	813
(a)(2)	Not applicable
(b)	808
(c)	104(g)
317(a)(1)	803
(a)(2)	804
(b)	603
318(a)	107

NOTE: This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of October 4, 2024 by and between FIRSTENERGY TRANSMISSION, LLC, a Delaware limited liability company (the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association duly organized and existing under the laws of the United States of America (the “Trustee”). All terms used in this Supplemental Indenture that are defined in the Indenture dated as of May 19, 2014 by and between the Company and the Trustee (the “Original Indenture” and, the Original Indenture as supplemented by this Supplemental Indenture, the “Indenture”) and that are not otherwise defined in this Supplemental Indenture shall have the meanings assigned to them in the Original Indenture.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to the Original Indenture; and

WHEREAS, pursuant to Section 1201(k) of the Original Indenture, without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee, to, at the Company’s election, comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act if such qualification is required, and the Company and the Trustee desire to enter into this Supplemental Indenture for this purpose;

NOW, THEREFORE:

In consideration of the foregoing and for other good and valuable consideration, the Company and the Trustee mutually covenant and agree with each other, and for the equal and proportionate benefit of the respective Holders of the applicable Securities from time to time, as follows:

ARTICLE 1

Amendments to Indenture

Section 1.01. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective as of the date hereof (the “Amendment Effective Time”).

Section 1.02. Amendments to Indenture. Effective as of the Amendment Effective Time, the Indenture is hereby amended as follows:

a. Section 107 of the Original Indenture shall be amended and restated in its entirety with the following:

Section 107. Conflict with the Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required thereunder to be a part of and govern this Indenture, the applicable provision of the Trust Indenture Act shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, such modified or excluded provision of this Indenture shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.

b. Article Ten of the Original Indenture shall be amended to add the following additional Sections immediately after Section 1002:

Section 1003. Communication to Holders.

The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Securities, and the corresponding rights and privileges of the Trustee, shall be as provided by the Trust Indenture Act.

The disclosure of any information as to the names and addresses of the Holders in accordance with the provisions of this Indenture, regardless of the source from which such information was derived, shall not be deemed to be a violation of any law, nor shall the Trustee be held accountable by reason of mailing or distributing any material pursuant to a request made under Section 1002.

Section 1004. Reports by Trustee.

The Trustee shall transmit to Holders any reports as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant thereto. A copy of each such report shall, at the time of such transmission to the Holders, be filed with each stock exchange upon which the Securities are listed, and also with the Commission.

Section 1005. Reports by Company.

The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to the Trust Indenture Act; provided that any such information, documents or reports electronically filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be deemed filed with, and delivered to, the Trustee and transmitted to the Holders at the same time as filed with the Commission. The Trustee’s receipt of such information, documents or reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officer’s Certificate).

c. The Table of Contents on page iii of the Original Indenture shall be amended to add Sections 1003, 1004 and 1005 and the corresponding headings to ARTICLE TEN thereof.

ARTICLE 2

Miscellaneous Provisions

Section 2.01. Other Terms of Indenture. Except insofar as otherwise expressly provided in this Supplemental Indenture, all provisions, terms and conditions of the Original Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.02. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.03. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.04. The Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, as of the day and year first above written.

FIRSTENERGY TRANSMISSION, LLC

By:	/s/ Steven R. Staub
Name:	Steven R. Staub
Title:	Vice President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Earl T. Hunt
Name:	Earl T. Hunt
Title:	Vice President

[Signature Page to Supplemental Indenture]